UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):	December 12, 2005

MERITAGE HOSPITALITY GROUP INC.
(Exact Name of Registrant as Specified in Charter)

Michigan
(State or Other Jurisdiction
of Incorporation)

001-12319	38-2730460
(Commission File Number)	(IRS Employer Identification Number)

1971 East Beltline Ave., N.E., Suite 200
Grand Rapids, Michigan 49525
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:                                      (616) 776-2600

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

        On December 12, 2005, the Compensation Committee of the Board of Directors approved incentive awards under the 2005 Management Incentive Plan which provided for incentive awards to Company executives if the executives achieved designated revenue and earnings levels and specific management objectives previously determined by the Compensation Committee. The Plan also permitted discretionary incentive awards for exceptional performance. The incentives awarded were based on the achievement of the specified management objectives and on the discretionary authority under the Plan associated with factors such as the successful implementation and execution of the Company’s sale and leaseback program which, in fiscal 2005, generated $20.5 million in sales, $8.4 million in cash and $12.2 million in long-term debt reduction, achieving the highest operating standards in both franchise systems, achieving significant cost savings and efficiencies, and steps taken to implement the Company’s new strategic growth platform.

        Also on December 12, 2005, the Compensation Committee awarded stock options pursuant to the 1996 and 2002 Management Equity Incentive Plans to its executive officers. All options (i) were priced at the closing market price on the date of grant, (ii) have a ten-year term, and (iii) shall vest at a rate of 25% six months from the date of grant, and 25% at each of the first, second and third anniversaries of the date of grant.

Name	Title	Incentive Award	Amount of Shares Optioned	Exercise Price Per Share
Robert E. Schermer, Jr	President & Chief Executive Officer	$34,580	20,000	$4.61
James R. Saalfeld	VP, Chief Admin. Officer & Gen. Counsel	$26,600	12,000	$4.61
Gary A. Rose	VP, Chief Fin. Officer & Treasurer	$26,600	12,000	$4.61
Robert H. Potts	VP - Real Estate	$23,088	12,000	$4.61
Roger L. Zingle	Chief Operating Officer	$32,680	12,000	$4.61

Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Description of Document
10.1	Form of Options granted December 12, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2005	MERITAGE HOSPITALITY GROUP INC. BY: /s/Robert E. Schermer, Jr. —————————————— Robert E. Schermer, Jr. Chief Executive Officer